Exhibit 10.34
Execution Version
May 29, 2020
Daniel E. Ramos Day
via email
This separation agreement (the “Agreement”) confirms our agreement with regard to your separation from employment with Coty Inc. (the “Company”). Our understanding and agreement with respect to your separation is as follows:
1.The last day of your active employment with the Company shall be June 30, 2020 (the “Active Employment Separation Date”). Prior to the Active Employment Separation Date, you will perform such duties and responsibilities as the Company reasonably requests, including, without limitation, with respect to transitioning your duties and responsibilities. For the period beginning on July 1, 2020 and ending on a date mutually agreed by you and the Company in writing and signed by both parties, which date shall be no later than December 31, 2020 (such date, hereinafter referred to as the “Final Separation Date”), you will remain employed by the Company but will not be required to provide services (the “Garden Leave Period”). During the Garden Leave Period, you shall (i) refrain from contacting any employees or consultants or actual or potential customers or clients of the Company without the prior written agreement of the Company, and (ii) not enter the premises of the Company without the prior written agreement of the Company.
2.Subject to you signing this Agreement and you complying with its terms, your compensation, payments and benefits from the Company shall be as follows:
a.You will continue to be paid at your current annual base compensation rate of $655,000, less applicable statutory deductions and authorized withholdings, through the Final Separation Date, payable semi-monthly in accordance with the Company’s regular and customary payroll schedule and practices.
b.Within thirty (30) days after the Final Separation Date, you will be paid (less applicable statutory deductions and authorized withholdings) for all accrued but unused vacation benefits, which shall accrue as of the Final Separation Date in accordance with the Company policy (which is approximately 14.5 days for calendar year 2020 assuming you do not take any vacation days following the date hereof).
c.You will be reimbursed for reasonable documented business expenses incurred by you through the Final Separation Date, in accordance with Company policy.
d.You executed a Confidentiality, Non-Competition and Non-Solicitation Agreement with the Company on September 6, 2017 (the “Confidentiality

Agreement”), which is the only Confidentiality Agreement currently applicable to you. The Company and you hereby acknowledge and agree that Confidentiality Agreement is hereby amended to provide that the “Restricted Period” (as defined therein) shall be six (6) months instead of twelve (12) months and the Restricted Period will commence from the Active Employment Separation Date instead of the Final Separation Date. You acknowledge and agree that because your employment was never transferred to Coty NL, there are no restrictive covenant agreement between you and Coty NL that are applicable to you.
e.If you currently have Company medical or dental coverage, you will continue to be eligible to participate in the Company’s medical and dental insurance plans for active employees through the Final Separation Date. You will receive, under separate cover, general information about your rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
f.You will continue to be eligible to participate in all established welfare benefits (including group term life insurance) and qualified retirement programs (including the Company 401(k) plan) in accordance with their terms through the Final Separation Date.
g.You will receive the final 50% of your H1 APP payout for fiscal year 2020 (i.e., $192,993, less applicable statutory deductions and authorized withholdings), in October 2020. You acknowledge and agree that you will not be eligible for a bonus under the APP for H2 of fiscal year 2020 or for all of fiscal year 2021.
3.Subject to you (i) signing this Agreement and complying with its terms, (ii) continuing to abide by the terms and obligations of the Confidentiality Agreement, and (iii) signing and returning to the Company, the release agreement attached hereto as Exhibit A (the “Initial Release”) within twenty-one days following the Active Employment Separation Date, but not prior to the Active Employment Separation Date, and it becoming effective pursuant to its terms (the “Initial Release Effective Date”), you will receive severance in the gross amount of $1,473,750, less applicable statutory deductions and authorized withholdings, representing twenty-seven (27) months’ salary at your current base rate of compensation, payable in a lump sum on the second payroll date that follows the Initial Release Effective Date. In addition, on September 15, 2020, you will vest in 19,324 restricted stock units (“RSUs”) that were granted on September 15, 2017 and in related restricted cash units (“RCUs”) with a value equal to $24,154, in each case as long as your Final Separation Date occurs following September 15, 2020. The Company shall settle the relevant RSUs in shares of Class A common stock of the Company and pay the value of the RCUs as soon as practicable following the vesting date and in no event later than ten (10) days following such vesting date.
4.In addition, subject to (i) the Final Separation Date occurring on or after December 5, 2020, (ii) you signing this Agreement and complying with its terms, (iii) you continuing to abide by the terms and obligations of the Confidentiality Agreement, and (iv) you
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signing and returning to the Company, the release agreement attached hereto as Exhibit B (the “Final Release”, and together with the Initial Release, the “Releases) within twenty-one days following the Final Separation Date, but not prior to the Final Separation Date, and it becoming effective pursuant to its terms (the “Final Release Effective Date”), you will vest in 19,324 RSUs that were granted on December 5, 2017 and in related RCUs with a value is equal to $21,738. The Company shall settle the relevant RSUs in shares of Class A common stock of the Company and pay the value of the RCUs as soon as practicable following the Final Release Effective Date and in no event later than ten (10) days following such date. You acknowledge and agree that no new equity awards will be granted to you to following the date of this Agreement.
5.Except as expressly set forth in this Agreement, you will cease to actively participate in all Company benefit plans and programs as of the Final Separation Date.
6.Other than as set forth in this Agreement, you acknowledge and agree that you are not entitled to any additional compensation, bonuses, incentive compensation, payments or benefits of any kind from the Releasees (as that term is defined below), including, without limitation, any notice or separation payments otherwise due under any offer letter or employment agreement you have with the Company, or under the Coty Severance Pay Plan as amended and restated effective October 1, 2018 (the “Coty Severance Pay Plan”) or any other severance plan, policy or arrangement of the Company, and that no representations or promises to the contrary have been made to you or to anyone on your behalf.
7.You further acknowledge and agree that, effective as of the Final Separation Date, you will immediately forfeit in their entirety any and all unvested restricted stock units granted to you under the Long-Term Incentive Plan of the Company in which you currently participate (the “LTIP” and “ELITE”), in accordance with the terms of the LTIP and ELITE and the forfeiture provisions of the award agreements or terms and conditions with respect thereto.
8.You agree to return to the Company, on (i) the Final Separation Date, or (ii) such earlier date as may be requested by the Company, computer equipment, office keys, credit and telephone cards, ID and access cards, etc., and all original and duplicate copies of your work product and files, calendars, books, employee handbooks, records, notes, notebooks, manuals, mobile phones, iPhones, iPads and similar electronic devices, external drives, thumb drives, memory cards and sticks, computer disks, diskettes, and any other magnetic, digital and other media materials you have in your possession or under your control belonging to the Coty Group, or containing Confidential Information (as defined below). By signing this Agreement, you confirm that you will not retain in your possession or under your control any of the documents or materials described in this paragraph 8, and that your entitlement to any portion of the severance payments set forth herein is expressly conditioned upon all such documents and materials having been returned to the Company in accordance with the provisions of this paragraph 8.
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9.You agree that, except as provided in the next sentence, the terms and conditions of this Agreement shall be kept in confidence. Unless and until you first obtain written permission from the Company’s General Counsel, and only to the extent you obtain such permission, you will not knowingly disclose this information to anyone, except: (i) as reasonably necessary to enforce this Agreement; (ii) to your attorneys or bona fide tax advisors; (iii) to your spouse or spousal equivalent; (iv) as permitted by paragraph 10(b), paragraph 10(e) or paragraph 11; (v) to governmental taxing authorities; or (vi) pursuant to compulsory legal process or a court order.
10.You acknowledge that, while employed by the Company, you had access to and possessed confidential and proprietary information and materials concerning the Coty Group and its agents, customers, employees, vendors, licensors, consultants and suppliers that are not publicly available, including, by way of example and without admitting access to or possession of any particular example: information concerning research and development, trade secrets, sales, products, marketing, merchandising, distribution, manufacturing, finance, technology and intellectual property (patents, design patents, trademarks, trade dress, copyrights); technical and administrative manuals, associated forms, processes, computer hardware and software; strategic and business planning; human resources information concerning employees and former employees, including, without limitation, as to recruitment, retention and compensation, performance evaluations and succession planning; and, actual and threatened claims (collectively, “Confidential Information”).
a.You agree that the Coty Group will be irreparably damaged if you use or disclose Confidential Information, and you therefore agree never to use or disclose Confidential Information before it has become publicly known through no fault of your own except pursuant to compulsory legal process or a court order. If you are ever asked to disclose any Confidential Information, pursuant to legal process or otherwise, we request that you promptly contact the Company’s General Counsel.
b.If permitted by law, you further agree to give reasonable notice to the Company’s General Counsel of all attempts by third parties: (i) to compel disclosure of any Confidential Information; or, (ii) to require you to testify in any matter concerning any of the Releasees.
c.You agree not to initiate any publicity or to solicit or initiate any demand or request by others not party to this Agreement for any disclosure of the Confidential Information.
d.You agree to cooperate with the Company with respect to any inquiries or other matters, including any legal or administrative proceedings brought against the Company, that relate to or arise out of your employment with the Company.
e.Pursuant to 18 U.S.C. § 1833(b), you understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a
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federal, state, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You understand that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that you have with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
11.Nothing in this Agreement or any other agreement by and between a member of the Coty Group and you shall prohibit or restrict you from (a) voluntarily communicating with any government agency, including the Securities and Exchange Commission (“SEC”), or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, (b) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, or (c) disclosing any Confidential Information to a court or other administrative or legislative body in response to a subpoena, provided that you first promptly notify and provide the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy.
12.You acknowledge and reaffirm your obligations under the Confidentiality Agreement. You agree, for a period of six (6) months following the Active Employment Separation Date, to inform the Company of the identity of any new employer, and you agree to affirmatively disclose your obligations under the Confidentiality Agreement to all future employers for so long as such obligations remain in effect.
13.You agree that you will not take any action that is intended, or would reasonably be expected to harm, disparage or impair the reputation of the Releasees.  The Company will not and the Company will instruct its individual directors and executive officers who hold such offices as of the date of this Agreement to not to take any action or make any comment that is intended, or would reasonably be expected to harm, disparage or impair your reputation. The Company’s obligations shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.
14.You represent that you have not commenced or caused to be commenced, or participated, aided or cooperated in, any action, charge, complaint or proceeding of any kind (on your behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) that is presently pending before any government agency charged with the enforcement of any law, or any self-regulatory authority (each, a “Government Agency”), or in any arbitral or judicial tribunal, against or involving any of the Releasees.
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15.You acknowledge that (i) the Company has advised you to consult with an attorney of your own choosing before signing this Agreement and the Releases attached hereto, (ii) you have been given the opportunity to seek the advice of counsel, (iii) you have carefully read and fully understand all of the provisions of this Agreement and the Releases attached hereto, (iv) you are entering into this Agreement and the Releases knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled, and (v) you have the full power, capacity and authority to enter into this Agreement and the Releases.
16.The making of this Agreement or any of the Releases attached hereto are not intended, and shall not be construed, as an admission that any of the Releasees (as defined in the Releases) has violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against you.
17.You acknowledge and agree that neither the Company nor anyone acting on its behalf has made any promises, commitments or representations to you concerning the subject matter of this Agreement other than those contained in this Agreement, and that you have not relied upon any statement or representation made by the Company or anyone acting on its behalf with respect to the basis or effect of this Agreement or otherwise.
18.If, at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.
19.This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except that any existing post-employment obligations you have with respect to confidentiality, noncompetition, nonsolicitation of clients and nonsolicitation of employees under any agreement entered into between you and the Company (including, without limitation, the Confidentiality Agreement between you and the Company) or common law, shall remain in full force and effect. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon any party unless made in writing and signed by such party.
20.This Agreement shall bind you, your heirs, beneficiaries, trustees, administrators, executors, and legal representatives, and shall inure to the benefit of the Releasees, and their respective beneficiaries, trustees, administrators, executors, assigns and legal representatives. You may not assign any of your rights or obligations under this Agreement. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Company or to any transferee of all or a portion of the assets or business to which this Agreement relates.
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21.Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing the Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
22.This Agreement is governed by the laws of the State of New Jersey, without regard to its conflict of laws provisions. Any disputes under this Agreement, the Releases shall be brought in a court of competent jurisdiction sitting in the County of Morris, State of New Jersey, USA. The parties hereby consent to the exclusive jurisdiction of such courts and to service of process in any manner provided under New Jersey law. Each party irrevocably waives any objection it may now have or hereafter has with respect to the venue of any suit, action or proceeding brought in any such court, and waives any claim that such court is an inconvenient forum, and further agrees that service of process in accordance with the foregoing shall be deemed in every respect effective and valid personal service of process upon such party.
23.Each of the Releasees is a third party beneficiary to the Releases and has the right to enforce any of the provisions of the Releases applicable to such entity or person.
24.This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Electronic copies and photocopies shall be treated as originals.
[Signature Page Follows]
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If this Agreement is acceptable to you, please indicate your agreement by signing and dating the enclosed copy and returning it to me in the enclosed envelope.
Very truly yours,
        /s/ Kristin Blazewicz
By:  Kristin Blazewicz
Title: Chief Legal Officer, General Counsel  & Secretary
I acknowledge that I have read this Agreement and that I understand and voluntarily accept its terms.
/s/ Daniel E. Ramos Day
Daniel E. Ramos Day
Dated:  May 29, 2020

THIS IS A LEGALLY ENFORCEABLE DOCUMENT

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INITIAL RELEASE AGREEMENT
This Initial Release of Claims (this “Release of Claims”) is entered into this ___ day of ____ 2020 by Daniel E. Ramos Day (“you”) for and in consideration of the payments granted to the Employee pursuant to paragraph 3 of the Separation Agreement by and between the Employee and Coty Inc. (the “Employer”) dated May __, 2020 (the “Separation Agreement”), with such payments and benefits to be made or conveyed to the Employee as set forth therein.
1.Release.
a.In consideration for the payments referred to in paragraph 3 of the Separation Agreement, you, on behalf of yourself and your heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release the Releasees (as defined below) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which you or your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Releasees (collectively, “Claims”): (i) arising from the beginning of time to the time you sign this Release of Claims, including, but not limited to (A) any such Claims relating to or arising out of your employment with the Company or any of the other Releasees, (B) any such Claims arising under any foreign, federal, state or local labor, employment, or anti-discrimination laws or any other laws including, without limitation, the federal Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Immigration and Reform Control Act, the Uniformed Services Employment and Re-Employment Act, and the Rehabilitation Act of 1973, New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Act, and retaliation claims under the New Jersey Workers’ Compensation Law, each as amended and including each of their respective implementing regulations, and (C) any such Claims arising under tort, contract, or quasi-contract law, including but not limited to, claims for breach of contract (both express and implied), breach of any covenant of good faith and fair dealing (both express and implied), promissory estoppel, fraud, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation or unfair business practices, and any such Claims for attorneys’ fees and punitive or consequential damages; (ii) relating to or arising out of the termination of your employment with the Company or any of the other Releasees; or (iii) relating to or arising under any policy, agreement, plan, contract, understanding or promise, written or oral, formal or informal, between any Releasee and you (including, without limitation, under the Coty Severance Pay Plan or any other plans, programs, or arrangements of the Company or its affiliates). It is further understood and agreed that, notwithstanding any statute or common law principle, and for the purpose of implementing a full and complete release and discharge of all claims, you expressly acknowledge that this release is intended to include in its effect, without limitation, all Claims which you do not know or suspect
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to exist in your favor at the time of execution hereof, and that the release agreed upon herein contemplates the full extinguishment of your Claims.
b.Notwithstanding the foregoing, the Company and you recognize that nothing contained in this Section 1 shall in any way release or discharge: (i) your right to bring any Claim that cannot be waived under applicable law; (ii) your right to enforce, or bring any Claim for breach of, this Release of Claims; or (iii) your right to any vested benefits to which you may be entitled under any welfare benefit plan or qualified retirement plan of the Company or its affiliates.
c.For purposes of this Release of Claims, the term “Releasees” means the Company, its current and former direct and indirect affiliates, divisions, predecessors, successors and assigns (the “Coty Group”), each of their current and former officers, directors, employees, representatives, attorneys and agents, whether acting as agents or in individual capacities, and the Company’s pension and welfare benefit plans (and their respective administrators, fiduciaries, trustees and insurers), whether acting as agents or in individual capacities, and this general release shall inure to the benefit of and shall be binding upon and enforceable by all such entities and individuals.
2.Knowing and Voluntary Acknowledgment
. You acknowledge that (a) the Company has advised you to consult with an attorney of your own choosing before signing this Release of Claims, (b) you have been given the opportunity to seek the advice of counsel, (c) you have carefully read and fully understand all of the provisions of this Release of Claims, (d) the release provided herein specifically applies to any rights or claims you may have against the Releasees pursuant to the ADEA, (e) you are entering into this Release of Claims knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled, and (f) you have the full power, capacity and authority to enter into this Release of Claims.
3.Period of Review and Revocation Rights
. You understand and agree that you have twenty-one (21) days following the Active Employment Separation Date (as defined in the Separation Agreement) to consider whether to sign this Release of Claims, although you may sign it sooner but not prior to the Active Employment Separation Date. For a period of seven (7) days after the date on which you signed it, you may, in your sole discretion, rescind this Release of Claims by delivering a written notice of rescission to Company and delivered to Anne Jaeckin, Interim Chief Human Resources Officer no later than seven (7) calendar days after you have signed this Release of Claims. If you rescind this Release of Claims within seven (7) calendar days from the date you have signed this Release of Claims, this Release of Claims shall be null and void in its entirety and you will not receive the payments referred to in paragraph 3 of the Separation Agreement, and neither this Release of Claims nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with
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a claim or defense involving the validity or effective rescission of this Release of Claims. If you do not rescind this Release of Claims pursuant to this Section 3, this Release of Claims shall become final and binding and shall be irrevocable on the eighth (8th) calendar day following the date of your execution of this Release of Claims (the “Initial Release Effective Date”).
4.No Admission
This Release of Claims does not constitute an admission of liability or wrongdoing by the Employee or the Employer.
5.Governing Law: Jurisdiction and Venue
This Agreement, for all purposes, shall be construed in accordance with the laws of New Jersey without regard to conflicts-of-law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in any state or federal court located in the state of New Jersey. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
6.Third Party Beneficiaries
Each of the Releasees is a third party beneficiary to this Release of Claims and has the right to enforce any of the provisions of this Release of Claims applicable to such entity or person.
ACKNOWLEDGED AND AGREED:

Daniel E. Ramos Day	Date

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FINAL RELEASE AGREEMENT
This Final Release of Claims (this “Release of Claims”) is entered into this ___ day of ____ 202_ by Daniel E. Ramos Day (“you”) for and in consideration of the payments and benefits granted to the Employee pursuant to paragraph 4 of the Separation Agreement by and between the Employee and Coty Inc. (the “Employer”) dated May __, 2020 (the “Separation Agreement”), with such payments and payments and benefits to be made or conveyed to the Employee as set forth therein.
1.Release.
i.  In consideration for the payments and benefits referred to in paragraph 4 of the Separation Agreement, you, on behalf of yourself and your heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally release the Releasees (as defined below) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which you or your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Releasees (collectively, “Claims”): (i) arising from the Active Employment Separation Date to the time you sign this Release of Claims, including, but not limited to (A) any such Claims relating to or arising out of your employment with the Company or any of the other Releasees, (B) any such Claims arising under any foreign, federal, state or local labor, employment, or anti- discrimination laws or any other laws including, without limitation, the federal Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Immigration and Reform Control Act, the Uniformed Services Employment and Re-Employment Act, and the Rehabilitation Act of 1973, New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Act, and retaliation claims under the New Jersey Workers’ Compensation Law, each as amended and including each of their respective implementing regulations, and (C) any such Claims arising under tort, contract, or quasi-contract law, including but not limited to, claims for breach of contract (both express and implied), breach of any covenant of good faith and fair dealing (both express and implied), promissory estoppel, fraud, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation or unfair business practices, and any such Claims for attorneys’ fees and punitive or consequential damages; (ii) relating to or arising out of the termination of your employment with the Company or any of the other Releasees; or (iii) relating to or arising under any policy, agreement, plan, contract, understanding or promise, written or oral, formal or informal, between any Releasee and you (including, without limitation, under the Coty Severance Pay Plan or any other plans, programs, or arrangements of the Company or its affiliates). It is further understood and agreed that, notwithstanding any statute or common law principle, and for the purpose of implementing a full and complete release and discharge of all
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claims, you expressly acknowledge that this release is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time of execution hereof, and that the release agreed upon herein contemplates the full extinguishment of your Claims.
ii. Notwithstanding the foregoing, the Company and you recognize that nothing contained in this Section 1 shall in any way release or discharge: (i) your right to bring any Claim that cannot be waived under applicable law; (ii) your right to enforce, or bring any Claim for breach of, this Release of Claims; or (iii) your right to any vested benefits to which you may be entitled under any welfare benefit plan or qualified retirement plan of the Company or its affiliates.
iii. For purposes of this Release of Claims, the term “Releasees” means the Company, its current and former direct and indirect affiliates, divisions, predecessors, successors and assigns (the “Coty Group”), each of their current and former officers, directors, employees, representatives, attorneys and agents, whether acting as agents or in individual capacities, and the Company’s pension and welfare benefit plans (and their respective administrators, fiduciaries, trustees and insurers), whether acting as agents or in individual capacities, and this general release shall inure to the benefit of and shall be binding upon and enforceable by all such entities and individuals.
2.Knowing and Voluntary Acknowledgment
You acknowledge that (a) the Company has advised you to consult with an attorney of your own choosing before signing this Release of Claims, (b) you have been given the opportunity to seek the advice of counsel, (c) you have carefully read and fully understand all of the provisions of this Release of Claims, (d) the release provided herein specifically applies to any rights or claims you may have against the Releasees pursuant to the ADEA, (e) you are entering into this Release of Claims knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled, and (f) you have the full power, capacity and authority to enter into this Release of Claims.
3.Period of Review and Revocation Rights
You understand and agree that you have twenty-one (21) days following each applicable vesting date of your RSUs and RCUs as set forth in paragraph 4 of the Separation Date to consider whether to sign this Release of Claims, although you may sign it sooner but not prior to each such applicable vesting date. For a period of seven (7) days after the date on which you signed it, you may, in your sole discretion, rescind this Release of Claims by delivering a written notice of rescission to Company and delivered to Anne Jaeckin, Interim Chief Human Resources Officer no later than seven (7) calendar days after you have signed this Release of Claims. If you rescind this Release of Claims within seven (7) calendar days from the date you have signed this Release of Claims, this Release of Claims shall be null and void in its entirety and you will not receive the payments and benefits referred to in paragraph 4 of the Separation Agreement, and neither this Release of Claims nor the fact of or circumstances surrounding its execution shall be admissible
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for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Release of Claims. If you do not rescind this Release of Claims pursuant to this Section 3, this Release of Claims shall become final and binding and shall be irrevocable on the eighth (8th) calendar day following the date of your execution of this Release of Claims (the “Final Release Effective Date”).
4.No Admission
This Release of Claims does not constitute an admission of liability or wrongdoing by the Employee or the Employer.
5.Governing Law: Jurisdiction and Venue
This Agreement, for all purposes, shall be construed in accordance with the laws of New Jersey without regard to conflicts-of-law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in any state or federal court located in the state of New Jersey. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
6.Third Party Beneficiaries
Each of the Releasees is a third party beneficiary to this Release of Claims and has the right to enforce any of the provisions of this Release of Claims applicable to such entity or person.
ACKNOWLEDGED AND AGREED:

Daniel E. Ramos Day	Date

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